EXHIBIT 23




              Independent Auditors' Consent




The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-48806 and 333-66033) on Form S-8 of Crompton Corporation of our report dated June 14, 2002, relating to the statements of net assets available for benefits of the Crompton
Corporation Employee Savings Plan as of December
31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, included in this annual report on Form 11-K.




/s/KPMG LLP
Stamford, Connecticut
June 26, 2002